EXHIBIT 3.1

SATZUNG		ARTICLES OF ASSOCIATION
I. Allgemeine Bestimmungen § 1 Firma und Sitz		I. General Provisions § 1 Firm Name and Domicile
(1)	Die Firma der Gesellschaft lautet	(1)	The firm name of the Company is
PCOM AG.		PCOM AG.
(2)	Die Gesellschaft hat ihren Sitz in Mainz.	(2)	The Company is domiciled in Mainz.
§ 2 Unternehmensgegenstand		§ 2 Purpose of the Company
(1)	Gegenstand der Gesellschaft ist das Halten von Beteiligungen an Kapital-und Personengesellschaften, die direkt oder indirekt Dienstleistungen auf dem Gebiet des Kabelfernsehens und der Internet-und Telekommunikationsdienstleistungen erbringen sowie der Erwerb von Anteilen oder Beteiligungen an solchen Gesellschaften mit der Maßgabe, das hiervon keine Tätigkeiten erfaßt werden, die in den Anwendungsbereich des Kreditwesengesetzes fallen.	(1)	The purpose of the Company is the holding of shares in corporations and partnerships which, directly or indirectly, render services in the field of cable television, internet and telecommunications services as well as the acquisition of assets and shares in such companies, provided that no activities falling under the Banking Law ("Kreditwesengesetz") are conducted hereby.
(2)	Die Gesellschaft kann weitere Unternehmen in Deutschland und im Ausland gründen, bestehende Unternehmen erwerben, sich an solchen beteiligen, die Geschäfte von Unternehmen führen und Zweigniederlassungen oder Tochtergesellschaften in Deutschland oder im Ausland gründen.	(2)	The Company is entitled to establish further enterprises within Germany or abroad, to acquire existing ones, to participate in such, to conduct business of such enterprises and establish branches and/or subsidiaries in Germany or abroad.
(3)	Darüber hinaus kann die Gesellschaft alle Geschäfte betreiben, die ihr förderlich sind oder sein können und die nicht gesetzlich verboten sind, insbesondere Patente, Warenzeichen, Lizenzen, Vertriebsrechte und andere Gegenstände und Rechte erwerben, nutzen, übertragen und verkaufen sowie Grundeigentum und Rechte an Grundstücken erwerben, verkaufen, vermieten sowie daran Grundpfandrechte bestellen.	(3)	Furthermore, the Company is entitled to engage in all types of business activities which are or could be beneficial to the Company and are not prohibited by law, in particular to acquire, use, transfer or sell patents, trademarks, licenses, franchises and other tangible and intangible property and rights as well as to acquire, sell, rent or mortgage real estate and rights in real estate.

§ 3 Geschäftsjahr	§ 3 Fiscal Year
Das Geschäftsjahr ist das Kalenderjahr.	The fiscal year is the calendar year.
§ 4 Bekanntmachungen	§ 4 Announcements
Die Bekanntmachungen der Gesellschaft erfolgen im Bundesanzeiger.	Announcements of the Company shall be made in the Federal Gazette ("Bundesanzeiger").
II. Grundkapital und Aktien § 5 Grundkapital und Aktien	II. Share Capital and Shares § 5 Share Capital and Shares
(1) Das Grundkapital beträgt Euro 30.886.052.	(1) The share capital is Euro 30,886,052.
(2) Das Grundkapital ist eingeteilt in 30.886.052 auf den Inhaber lautende Stückaktien.	(2) The share capital is divided up into 30,886,052 no-par value bearer shares to the bearer.
(3) Der Anspruch des Aktionärs auf Verbriefung seiner Aktien ist ausgeschlossen.	(3) A shareholder has no claim to a certification of its share.
(4) Der Vorstand ist ermächtigt, das Grundkapital der Gesellschaft mit Zustimmung des Aufsichtsrats bis zum 31. Dezember 2003 durch Ausgabe neuer Aktien gegen Sach- oder Geldeinlagen einmalig oder mehrmals, höchstens jedoch um bis zu Euro 15.443.026 zu erhöhen. Der Vorstand wird ermächtigt, Spitzenbeträge vom Bezugsrecht der Aktionäre auszunehmen.	(4) The Board is authorised to increase the share capital of the Company once or several times until 31st December 2003 with the approval of the Supervisory Board by issuing new shares for contribution in kind or contribution of cash up to a maximum of Euro 15,443,026. The Board is authorised to exclude the subscription right of shareholders with respect to entitlements not amounting to one full share.
Der Vorstand wird darüber hinaus ermächtigt, mit Zustimmung des Aufsichtsrats das Bezugsrecht der Aktionäre auszuschließen	In addition, the Board is authorised to exclude the subscription right of the shareholders with the approval of the Supervisory Board in the following circumstances:
a) im Falle einer Barkapitalerhöhung für einen Anteil am Genehmigten Kapital Höhe von bis zu Euro 3.088.605 sofern die neuen Aktien zu einem Ausgabebetrag ausgegeben werden, welcher den Börsenpreis nicht wesentlich unterschreitet;	a) in case of a capital increase in cash in for a share in the approved capital in an amount of up to Euro 3,088,605, provided the new shares are issued for a price which does not substantially undercut the listed price;
b) für einen Anteil am Genehmigten Kapital in Höhe von bis zu Euro 7.721.513, um zum Erwerb von Unternehmen oder Beteiligungen an Unternehmen Aktien gegen Sacheinlagen auszugeben.	b) for a portion in the authorised capital in the amount of up to Euro 7,721,513 in order to issue shares against contribution in kind for the purpose of acquiring enterprises or interests in enterprises.

(5)	Das Grundkapital der Gesellschaft ist um Euro 1.100.000 eingeteilt in bis zu 1.100.000 auf den Inhaber lautender Stückaktien, bedingt erhöht (Bedingtes Kapital I). Die bedingte Kapitalerhöhung dient der Sicherung von Bezugsrechten, die aufgrund des Hauptversammlungsbeschlusses vom [30. August 2001] an Mitglieder des Vorstandes und Arbeitnehmer der Gesellschaft sowie an die Mitglieder der Geschäftsführung und Arbeitnehmer von mit der Gesellschaft verbundener Unternehmen ausgegeben werden. Die neuen Aktien nehmen jeweils vom Beginn des Geschäftsjahres an, in dem sie durch Ausübung von Bezugsrechten entstehen, am Gewinn teil. Die bedingte Kapitalerhöhung wird nur insoweit durchgeführt, wie die Inhaber von Bezugsrechten von ihrem Bezugsrecht Gebrauch machen.	(5)	The share capital of the Company is conditionally increased by up to Euro 1,100,000, divided into 1,100,000 shares without par value (conditional capital I). The conditional capital increase serves to issue shares to holders of share options which were issued pursuant to the resolution by the shareholders' meeting of [30th August 2001 to members of the management board and employees of the Company and to managing directors and employees of affiliated companies. The new shares shall each participate in the profits of the Company from the beginning of the fiscal year during which they are created through exercise of the option right. The conditional capital increase will only become unconditional to the extent that holders of option rights exercise their option rights.
(6)	Das Grundkapital ist um weitere Euro 987.189, eingeteilt in bis zu 987.189 auf den Inhaber lautende Stückaktien, bedingt erhöht (Bedingtes Kapital II). Diese bedingte Kapitalerhöhung erfolgt zur Durchführung der Verschmelzung mit der PrimaCom AG. Das Bedingte Kapital II dient der Sicherung von Bezugsrechten, die im Rahmen der Ausgabe von Optionsanleihen aufgrund Hauptversammlungsbeschlusses vom [30. August 2001] an einen Dritten ausgegeben wurden mit der Verpflichtung, die darin verbrieften Optionsrechte abzutrennen und diese an Inhaber von Optionsrechten auf Aktien der PrimaCom AG, die im Rahmen des "Aktienoptionsplans 1999—Allgemeiner Plan—" an Mitarbeiter der PrimaCom AG und mit ihr verbundener Unternehmen und im Rahmen des "Aktienoptionsplans 1999—Plan für Manager—" an Mitglieder des Vorstandes der PrimaCom AG und Geschäftsführer von mit der PrimaCom AG verbundenen Unternehmen begeben wurden, zu übertragen. Die neuen Aktien nehmen jeweils vom Beginn des Geschäftsjahres an, in dem sie durch Ausübung der Optionsrechte entstehen, am Gewinn teil. Die bedingte Kapitalerhöhung wird nur insoweit durchgeführt, wie die Inhaber von Optionsrechten nach Wirksamwerden der Verschmelzung der PrimaCom AG auf die Gesellschaft von ihrem Optionsrecht Gebrauch machen.	(6)	The share capital of the Company is further conditionally increased by up to Euro 987,189, divided into 987,189 shares without par value (conditional capital II). This conditional capital increase is intended to serve the implementation of the merger with PrimaCom AG. The conditional capital II is intended to ensure that rights attached to an exchangeable bond issued to a third party pursuant to the resolution of the shareholders meeting of [30th August, 2001], obligating such third party to separate the rights from the bond and transfer them to the holders of rights for the subscription of shares of PrimaCom AG which were issued to employees of PrimaCom AG and affiliated companies under the "Stock Option Plan 1999—General Plan—" and to members of the management board of PrimaCom AG and managing directors of companies affiliated to PrimaCom under the "Stock Option Plan 1999—Plan for Manager—". The new shares shall each participate in the profits of the Company from the beginning of the fiscal year during which they are created through exercise of the option right. The conditional capital increase will only become unconditional to the extent that holders of option rights exercise their option rights after PrimaCom AG has been merged into the Company.

(7)	Das Grundkapital ist um weitere Euro 3.462.811, eingeteilt in bis zu 3.462.811 auf den Inhaber lautende Stückaktien, bedingt erhöht (Bedingtes Kapital III). Das Bedingte Kapital III dient der Sicherung von Wandlungs- und Optionsrechten aus Wandel- und Optionsanleihen, die aufgrund der Ermächtigung gemäß Beschluß der Hauptversammlung vom [30. August 2001] von der Gesellschaft oder deren 100%-igen unmittelbaren oder mittelbaren, inländischen oder ausländischen Beteiligungsgesellschaften bis zum 31. Juli 2006 ausgegeben oder garantiert werden. Die neuen Aktien nehmen jeweils vom Beginn des Geschäftsjahres an, in dem sie durch Ausübung des Wandlungs-oder Optionsrechts entstehen, am Gewinn teil. Die bedingte Kapitalerhöhung wird nur insoweit durchgeführt, wie die Inhaber von Wandlungs- oder Optionsrechten von ihrem Recht Gebrauch machen. Die Ausgabe von Wandel- oder Optionsanleihen bedarf der Zustimmung des Aufsichtsrates, die mit einer Mehrheit von 75% der abgegebenen Stimmen erfolgen muß.	(7)	The share capital of the Company is further conditionally increased by up to Euro 3.462.811, divided into 3.462.811 shares without par value (conditional capital III). The conditional capital III shall ensure that conversion and subscription rights attached to exchangeable bonds authorised by the shareholders meeting of [30th August, 2001] can be issued or guaranteed by the Company or its 100% direct or indirect domestic or foreign subsidiaries by 31st July 2006. The new shares shall each participate in the profits of the Company from the beginning of the fiscal year during which they are created through exercise of the option right. The conditional capital increase will only become unconditional to the extent that holders of conversion and subscription rights have exercised their rights. The issue of exchangeable bonds with attached conversion and subscription rights shall require approval by the Supervisory Board to be taken by a majority of 75% of the votes cast.
III. Vorstand § 6 Zusammensetzung, Beschlußfassung		III. Board § 6 Constitution, Resolution
(1)	Der Vorstand besteht aus mindestens zwei Mitgliedern. Im übrigen wird die Zahl seiner Mitglieder durch den Aufsichtsrat festgelegt.	(1)	The Board consists of at least two members. Otherwise, the number of its members shall be determined by the Supervisory Board.
§ 7 Geschäftsführung und Vertretung		§ 7 Management and Representation
(1)	Die Mitglieder des Vorstands haben die Geschäfte der Gesellschaft nach Maßgabe der Gesetze, der Satzung und der Geschäftsordnung für den Vorstand zu führen.	(1)	The Board members shall conduct the business of the Company in compliance with the laws, the articles of association and the Rules of Procedure for the Board.

(2)	Die Gesellschaft wird durch zwei Mitglieder des Vorstands oder durch ein Mitglied des Vorstands gemeinschaftlich mit einem Prokuristen vertreten.	(2)	The Company is represented by two Board members or by a Board member jointly with a prokurist.
§ 8 Geschäftsordnung Vorstand, Zustimmungsvorbehalt		§ 8 Rules of Procedure, Subject to Consent
(1)	Der Aufsichtsrat erläßt eine Geschäftsordnung für den Vorstand.	(1)	The Supervisory Board shall lay down the Standing Orders for the Board.
(2)	Die Geschäftsordnung für den Vorstand kann Geschäfte festlegen, zu deren Vornahme die Zustimmung des Aufsichtsrates erforderlich ist und zu diesem Zweck eine Mehrheit von bis zu 75% der Mitglieder des Aufsichtsrates zur Beschlußfassung über diese Zustimmung vorsehen.	(2)	The Standing Orders for the Board may provide for business activities in which no engagement may take place without prior consent of the Supervisory Board and may for such consent require a vote to be cast by up to a 75% majority of the Members of the Supervisory Board.
IV. Aufsichtsrat § 9 Zusammensetzung, Wahl, Amtsdauer		IV. Supervisory Board § 9 Composition, Election, Term of Tenure
(1)	Der Aufsichtsrat besteht aus neun Mitgliedern. Alle Aufsichtsratsmitglieder werden von der Hauptversammlung der Gesellschaft gewählt.	(1)	The Supervisory Board consists of nine members. All members of the Supervisory Board shall be elected by the shareholders' meeting of the Company.
(2)	Die Amtszeit für die Aufsichtsratsmitglieder endet mit der Beendigung derjenigen Hauptversammlung, die über die Entlastung für das zweite Geschäftsjahr nach dem Beginn der Amtszeit beschließt. Das Geschäftsjahr, in dem die Amtszeit beginnt, wird nicht mitgerechnet.	(2)	The tenure of the members of the Supervisory Board shall end with the end of such shareholders meeting that resolves on the discharge for the second fiscal year after the commencement of the tenure. The business year in which the tenure commences shall not be counted.
(3)	Die Wahl des Nachfolgers eines vor Ablauf seiner Amtszeit ausgeschiedenen Mitglieds des Aufsichtsrates erfolgt für den Rest der Amtszeit des ausgeschiedenen Mitglieds.	(3)	The election of a successor for a Supervisory Board member that has resigned from his/her tenure before termination of his/her term of office shall be made for the remaining term of office of the resigned Supervisory Board member.
(4)	Jedes Mitglied des Aufsichtsrats und jedes Ersatzmitglied kann sein Amt unter Einhaltung einer Frist von einem Monat durch schriftliche Anzeige an den Vorstand niederlegen. Aus wichtigem Grund kann die Niederlegung des Amtes mit sofortiger Wirkung durch schriftliche Anzeige an den Vorstand erfolgen.	(4)	Each Supervisory Board member and each substitute can resign from his/her office within a period of one month after prior written notice to the Board. For material reasons, the resignation from office may become effective immediately by written notice to the Board.

§ 10 Vorsitzender und Stellvertreter		§ 10 Chairman and Deputy Chairman
(1)	Im Anschluß an die Hauptversammlung, in der die Aufsichtsratsmitglieder gewählt worden sind, findet ohne besondere Einberufung eine Aufsichtsratssitzung statt. In dieser Sitzung wählt der Aufsichtsrat mit einer einfachen Mehrheit der Mitglieder, aus denen er insgesamt zu bestehen hat, aus seiner Mitte einen Aufsichtsratsvorsitzenden und einen Stellvertreter. Die Amtszeit des Vorsitzenden und des Stellvertreters entspricht ihrer Amtszeit als Mitglied des Aufsichtsrates.	(1)	Subsequent to the shareholders' meeting, during which the members of the Supervisory Board have been elected, a Supervisory Board meeting shall take place without prior calling. During this meeting, the Supervisory Board elects from its members with a simple majority of its members a chairman and one deputy chairman. The term of tenure of the chairman as well as of the deputy chairman is equal to their term of tenure as Supervisory Board members.
(2)	Scheidet der Vorsitzende oder sein Stellvertreter vor Ablauf der Amtszeit aus seinem Amt aus, so hat der Aufsichtsrat unverzüglich eine Neuwahl für die restliche Amtszeit des ausgeschiedenen Aufsichtsratsmitgliedes vorzunehmen.	(2)	In case the chairman or one of the deputy chairmen resigns from their office before the end of his/her term of tenure, the Supervisory Board shall immediately hold a new election for the remaining term of tenure of the resigned Supervisory Board member.
§ 11 Einberufung, Beschlußfassung		§ 11 Resolutions
(1)	Aufsichtsratssitzungen werden vom Vorsitzenden oder im Falle seiner Verhinderung von seinem Stellvertreter unter Einhaltung einer Frist von [zwei Wochen] schriftlich einberufen. Bei der Berechnung der Frist werden der Tag der Absendung der Einladung und der Tag der Sitzung nicht mitgerechnet. In dringenden Fällen kann der Einberufende die Einberufungsfrist abkürzen und mündlich, fernmündlich, telegraphisch oder durch Telefax einberufen.	(1)	Supervisory Board meetings are called by the chairman or if the chairman is not available by its deputy with a notice period of two weeks in writing. In calculating the notice period the day on which the invitation has been sent and the day of the meeting shall not be calculated. In urgent cases the person calling the meeting may shorten the notice period and call the meeting hourly, by telephone, by telegram or by facsimile.
(2)	Der Aufsichtsrat ist beschlußfähig, wenn mindestens fünf Mitglieder an der Beschlußfassung teilnehmen. Die Beschlußfassung über einen Gegenstand der Tagesordnung, der in der Einladung nicht enthalten war, ist nur zulässig, wenn kein Mitglied des Aufsichtsrats der Beschlußfassung widerspricht. Abwesende Aufsichtsratsmitglieder, die durch ein in der Sitzung persönlich anwesendes Aufsichtsratsmitglied schriftliche Stimmabgaben überreichen lassen, nehmen im Sinne von Satz 1 an der Beschlußfassung teil.	(2)	The Supervisory Board can take decisions if at least five members are present. Resolutions concerning a matter of the order of day that has not been included in the invitation are only permitted if no member of the Supervisory Board objects to such resolution. Members of the Supervisory Board that do no not take part in the meeting who have a participating member of the Supervisory Board submit written votes are deemed to take part in the resolution within the meaning of sentence 1 hereof.

(3)	Die Teilnahme an Sitzungen des Aufsichtsrats oder eines seiner Ausschüsse durch Mitglieder kann auch im Wege der Telefonkonferenz oder durch andere Kommunikationsmittel erfolgen, vorausgesetzt, daß sämtliche Mitglieder mit diesem Verfahren einverstanden sind und einander während der gesamten Sitzung hören und verstehen können. Mitglieder, die auf die vorgenannte Weise an Sitzungen teilnehmen, gelten als anwesend im Sinne des Absatz 2 Satz 1.	(3)	Participation in meetings of the Supervisory Board or one of its committees by its members may also be effected by way of telephone conference or by other means of communication, provided that all members agree to such procedure and are able to hear and understand each other during the entire meeting. Members that are participating in the aforementioned way are deemed to be present within the meaning of § 2 sentence 1.
(4)	Schriftliche Beschlußfassung ist nur zulässig, wenn kein Mitglied diesem Verfahren unverzüglich widerspricht.	(4)	Written resolutions are only permitted if no member of the Supervisory Board objects to such procedure without undue delay.
(5)	Beschlüsse des Aufsichtsrats werden mit einfacher Mehrheit der abgegebenen Stimmen gefaßt. Bei Stimmengleichheit gibt die Stimme des Vorsitzenden oder, falls der Vorsitzende nicht an der Beschlußfassung teilnimmt, die Stimme des Stellvertreters den Ausschlag.	(5)	Resolutions of the Supervisory Board are made with a simple majority of the votes cast. In case of a hung vote the vote of the Chairman, or, if the Chairman does not participate in the resolution, the vote of the deputy Chairman shall be the casting vote.
§ 12 Niederschriften über alle Sitzungen und Beschlüsse		§ 12 Protocols on Meetings and Resolutions
Über alle Sitzungen des Aufsichtsrates ist ein Sitzungsprotokoll zu erstellen und von dem Vorsitzenden des Aufsichtsrates zu unterzeichnen. Das Sitzungsprotokoll hat den Ort und das Datum der Sitzung, die Teilnehmer, die einzelnen Punkte der Tagesordnung, den wesentlichen Inhalt der Beratungen sowie die vom Aufsichtsrat gefaßten Beschlüsse zu enthalten. Das erstellte Protokoll ist unverzüglich sämtlichen Mitgliedern des Aufsichtsrates zuzuleiten.		Minutes shall be established of all Meetings of the Supervisory Board which must be signed by the Chairman. The minutes shall list place and date of the meeting, the participants, the matters on the agenda, the substance of the deliberations and the resolutions of the Supervisory Board. The minutes shall be sent to each member of the Supervisory Board without delay.
§ 13 Geschäftsordnung, Willenserklärungen, Fassungsänderungen		§ 13 Rules of Procedure, Representation, Changes of Format
(1)	Der Aufsichtsrat gibt sich im Rahmen von Gesetz und Satzung seine eigene Geschäftsordnung.	(1)	The Supervisory Board shall issue itself Rules of Procedure within the limitations of the law and the articles of association.

(2)	Der Vorsitzende ist ermächtigt, im Namen des Aufsichtsrats die zur Durchführung der Beschlüsse des Aufsichtsrats und seiner Ausschüsse erforderlichen Willenserklärungen abzugeben. Ausschließlich der Vorsitzende ist ermächtigt, Erklärungen für den Aufsichtsrat entgegenzunehmen. Im Falle der Verhinderung des Vorsitzenden ist der stellvertretende Vorsitzende zu der Abgabe und Entgegennahme von Willenserklärungen im vorstehenden Sinne ermächtigt.	(2)	The chairman is authorised to make any declarations on behalf of the Supervisory Board to execute the resolutions of the Supervisory Board and its subcommittees. Only the chairman is authorised to accept declarations on behalf of the Supervisory Board. In the event of the chairman's absence, each substitute is authorised to make any declarations or receive any declarations within the foregoing meaning.
(3)	Der Aufsichtsrat ist ermächtigt, Änderungen der Satzung zu beschließen, die nur ihre Fassung betreffen.	(3)	The Supervisory Board is authorised to resolve changes of the format of the articles of incorporation, to the extent they only relate to the format.
§ 14 Ausschüsse		§ 14 Subcommittees
(1)	Der Aufsichtsrat kann, mit einer Mehrheit von 75% der Stimmen, Ausschüsse bilden und aus seiner Mitte besetzen. Den Ausschüssen können, soweit gesetzlich zulässig, Entscheidungsbefugnisse des Aufsichtsrats übertragen werden.	(1)	The Supervisory Board may, with a majority of 75% of the votes, form subcommittees comprised of members of the Supervisory Board. To the extent legally permissible, powers of the Supervisory Board may be delegated to the subcommittees.
(2)	Zusammensetzung, Befugnisse und Verfahren der Ausschüsse werden durch den Aufsichtsrat festgelegt. Soweit der Aufsichtsrat keine Bestimmungen hierüber trifft, gilt § 11 für das Verfahren der Ausschüsse entsprechend.	(2)	The composition, powers and procedures of the subcommittees shall be determined by the Supervisory Board. To the extent no provisions are provided for in respect thereto, § 11 shall govern the procedure of the subcommittees mutatis mutandis.
§ 15 Vertraulichkeit		§ 15 Confidentiality
(1)	Die Mitglieder des Aufsichtsrats haben über vertrauliche Angaben und Geheimnisse der Gesellschaft, namentlich Betriebs- und Geschäftsgeheimnisse, die ihnen durch ihre Tätigkeit im Aufsichtsrat bekannt geworden sind, Stillschweigen zu bewahren. Diese Verpflichtung gilt auch nach dem Ausscheiden aus dem Amt eines Aufsichtsratsmitgliedes auf unbestimmte Dauer fort.	(1)	The members of the Supervisory Board may not disclose any confidential information and secrets of the Company, in particular any business secrets, of which they learn in their capacity as members of the Supervisory Board. The foregoing obligation shall persist for an unlimited period of time upon the termination of the Board membership of a Supervisory Board member.
(2)	Beabsichtigt ein Mitglied des Aufsichtsrats, Dritten Informationen über Inhalt oder Verlauf einer Aufsichtsratssitzung oder einer sonstigen Beschlußfassung des Aufsichtsrats zu geben, die nicht von Absatz 1 erfaßt werden, so hat sich das betreffende Aufsichtsratsmitglied hierüber zuvor mit dem Vorsitzenden des Aufsichtsrates über die Weitergabe entsprechender Informationen zu verständigen.	(2)	A member of the Supervisory Board may only disclose information regarding the contents or the procedure of a Supervisory Board meeting or any other resolution of the Supervisory Board, to the extent such would not be covered by paragraph 1 above, after having agreed upon on such disclosure with the chairman of the Supervisory Board.

§ 16 Vergütung		§ 16 Remuneration
(1)	Der Vorsitzende des Aufsichtsrates erhält eine feste jährliche Vergütung von Euro 50.000, jeder Stellvertreter erhält eine feste jährliche Vergütung von Euro 25.000 und jedes weitere Mitglied erhält eine feste jährliche Vergütung von Euro 15.000. Jedes remuneration Mitglied des Aufsichtsrates hat darüber hinaus Anspruch auf Ersatz seiner notwendigen Auslagen. Die Vergütung ist jeweils zahlbar innerhalb von fünf Bankarbeitstagen nach Abhaltung der Hauptversammlung, die über die Entlastung des Aufsichtsrates für das abgelaufene Geschäftsjahr beschließt.	(1)	The Chairman of the Supervisory Board is entitled to an annual fixed remuneration of Euro 50,000, each Substitute is entitled to an annual fixed remuneration of Euro 25,000, and each additional member of the Supervisory Board is entitled to annual fixed remuneration of Euro 15,000. In addition to the aforementioned remuneration, each member of the Supervisory Board shall be entitled to reimbursement for any necessary expenses. Such shall be payable within five banking days after the annual general meeting, in which the actions of the Supervisory Board for the prior fiscal year have been ratified.
(2)	Die auf die Vergütung zu zahlende Umsatzsteuer wird von der Gesellschaft erstattet.	(2)	Any V.A.T. payable on the remuneration shall be reimbursed by the Company.
(3)	Die Gesellschaft trägt die Kosten einer auf die Pflichten als Aufsichtsrat bezogenen Haftpflichtversicherung zugunsten der Mitglieder des Aufsichtsrats.	(3)	For the benefit of the members of the Supervisory Board, the Company bears the cost of a liability insurance, regarding the duties of a member of the Supervisory Board.
V. Hauptversammlung § 17 Ort		V. Annual General Meeting § 17 Place
(1)	Die Hauptversammlung der Gesellschaft findet am Sitz der Gesellschaft oder in innerhalb eines Umkreises von 50 Kilometern statt.	(1)	The annual general meeting of the Company shall take place at the registered seat of the Company or within a diameter of 50 kilometres as from the Company's registered seat.
(2)	Die Hauptversammlung kann alternativ zu Absatz 1 am Sitz einer deutschen Wertpapierbörse stattfinden.	(2)	The annual general meeting may take place also at any seat of a German stock exchange.

§ 18 Einberufung		§ 18 Calling of the Annual General Meeting
Die Hauptversammlung ist mindestens einen Monat vor dem letzten Hinterlegungstag gemäß § 19 Absatz 1 durch den Vorstand § einzuberufen. Der Tag der Bekanntmachung und der letzte Hinterlegungstag werden für die vorstehende Monatsfrist nicht mit eingerechnet.		The annual general meeting is to be called at least one month prior to the last day for deposit pursuant to 19 paragraph 1 below by the Board of directors. The day of announcement and the last day of deposit shall not count for the foregoing monthly period.
§ 19 Teilnahme an der Hauptversammlung		§ 19 Participation in Annual General Meeting
(1)	Zur Teilnahme an der Hauptversammlung sind diejenigen Aktionäre berechtigt, die ihre Aktien bei (i) der Gesellschaftskasse, (ii) einem deutschen Notar, (iii) einer zur registrar, Entgegennahme von Aktien befugten Wertpapiersammelbank oder (iv) einer anderen der Einberufung bezeichneten Stelle bis zum Ende der Schalterstunden hinterlegt haben und bis zur Beendigung der Hauptversammlung dort belassen. Die Hinterlegung hat so rechtzeitig zu erfolgen, daß zwischen dem Tag der Hinterlegung und dem Tag der Hauptversammlung mindestens vier Bankarbeitstage liegen (?Hinterlegungsfrist").	(1)	Only those shareholders shall be allowed to participate in the annual general meeting who deposited their shares at (i) the Company's (ii) a German notary public, (iii) a bank which is authorised to accept shares or (iv) in any other depository which is authorised in the announcement of the annual general meeting by the close of business of the deposit deadline and remain there until the finishing of the annual general meeting. The deposit has to be made so early that at least four banking days remain between the deposit date and the day of the annual general meeting ("deposit deadline").
(2)	Eine ordnungsgemäße Hinterlegung gemäß Absatz 1 liegt auch dann vor, wenn die Aktien mit Zustimmung einer Hinterlegungsstelle für diese bei einem Kreditinstitut bis zur Beendigung der Hauptversammlung gesperrt werden.	(2)	A proper deposit according to paragraph 1 above is also effected, if the shares are blocked by a credit institution with the consent and for the benefit of the depository until the end of the shareholders' meeting.
(3)	Werden die Aktien bei einem deutschen Notar oder bei einer Wertpapiersammelbank hinterlegt, so ist die vom Notar oder der Wertpapiersammelbank auszustellende Bescheinigung spätestens am ersten Bankarbeitstag nach Ablauf der Hinterlegungsfrist bei der Gesellschaft einzureichen.	(3)	If the shares are deposited with a German notary public or in a bank for the central depository of securities, the certificate of deposit has to be issued by the notary public or the bank for the central depository of securities to the Company at the latest on the first bank working day after the deposit deadline has run out.
§ 20 Vorsitz in der Hauptversammlung		§ 20 Presidency of the Shareholders' Meeting
(1)	Den Vorsitz in der Hauptversammlung führt der Vorsitzende des Aufsichtsrats oder ein von ihm bestimmtes anderes Aufsichtsratsmitglied. Für den Fall, daß weder der Vorsitzende des Aufsichtsrats noch ein von ihm bestimmtes Mitglied des Aufsichtsrats den Vorsitz übernimmt, wird der Vorsitzende durch den Aufsichtsrat mit einfacher Mehrheit der abgegebenen Stimmen gewählt.	(1)	The chairman of the Supervisory Board or a member of the Supervisory Board designated by him presides over the shareholders' meeting. In the case that neither the chairman of the Supervisory Board nor a member of the Supervisory Board designated by him takes the chair, the president shall be elected by the Supervisory Board by a simple majority of votes act.

(2)	Der Vorsitzende leitet die Hauptversammlung. Er bestimmt insbesondere die Reihenfolge der Verhandlungsgegenstände und der Wortbeiträge sowie die Art und Reihenfolge der Abstimmungen.	(2)	The president directs the shareholders' meeting. In particular, he determines the sequence of the topics of discussion and of the oral contributions as well as the manner and sequence of the votings.
§ 21 Beschlußfassung		§ 21 Decision Making
(1)	Jede Aktie gewährt in der Hauptversammlung eine Stimme.	(1)	Each share carries one vote in the shareholders' meeting.
(2)	Das Stimmrecht kann durch einen Bevollmächtigten ausgeübt werden. Für die Vollmacht ist die schriftliche Form erforderlich und ausreichend.	(2)	The vote can be exercised by proxy. Written form is required and sufficient for the power of attorney.
§ 22 Mehrheitserfordernisse		§ 22 Majority Requirements
Für die Beschlüsse der Hauptversammlung genügen, sofern nicht das Gesetz zwingend etwas anderes vorschreibt, als Stimmenmehrheit die einfache Mehrheit der abgegebenen Stimmen und als Kapitalmehrheit die einfache Mehrheit des bei der Beschlußfassung vertretenen Grundkapitals.		Unless otherwise provided for by mandatory law, for the decisions taken by the shareholders' meeting the simple majority of the votes cast is sufficient for a majority of votes and the simple majority of the stated capital present at the time of the vote is sufficient for a majority of capital.
VI. Jahresabschluß § 23 Jahresabschluß und Gewinnverwendung		VI. Annual Accounts § 23 Annual Accounts and Profit Distribution
(1)	Der Vorstand hat in den ersten drei Monaten des Geschäftsjahres den von ihm aufgestellten Jahresabschluß und den Lagebericht sowie den Konzernabschluß und den Konzernlagebericht zusammen mit dem Vorschlag für die Verwendung des Bilanzgewinns dem Aufsichtsrat zur Prüfung vorzulegen.	(1)	The Board has to submit the annual accounts and the statement of affairs as well as the consolidated annual accounts and the consolidated statement of affairs together with a proposal for the distribution of the accumulated earnings to the Supervisory Board for its review within the first three months of a business year.
(2)	Nach Eingang des Berichts des Aufsichtsrats über das Ergebnis seiner Prüfung hat der Vorstand unverzüglich die ordentliche Hauptversammlung einzuberufen, die innerhalb der ersten acht Monate eines jeden Geschäftsjahres stattzufinden hat. Sie beschließt über die Entlastung der Mitglieder des Vorstandes und des Aufsichtsrats sowie über die Verwendung des Bilanzgewinns und wählt den Abschlußprüfer.	(2)	After receipt of the Supervisory Board's report on the results of their review, the Board immediately has to call the regular shareholders' meeting, that has to take place during the first eight months of every business year. It decides on the discharge of the members of the Board and the Supervisory Board and on the distribution of the accumulated earnings and elects the auditors of the annual accounts.

(3)	Vorstand und Aufsichtsrat sind ermächtigt, bei der Feststellung des Jahresabschlusses den Jahresüberschuß, der nach Abzug der in die gesetzliche Rücklage einzustellenden Beträge und eines Verlustvortrags verbleibt, zum Teil oder ganz in eine andere Gewinnrücklage einzustellen sofern die anderen Gewinnrücklagen die Hälfte des Grundkapitals nicht übersteigen oder nach Einstellung übersteigen würden.	(3)	The Board and Supervisory Board are each empowered, when establishing the annual accounts, to allocate the annual surplus remaining after the amounts that have to be allocated to the statutory reserves and a loss carryover have been deducted, in full or in part to other profit reserves.
VII. Sonstiges		VII. Miscellaneous
§ 24 Gründungsaufwand		§ 24 Costs of formation
(1)	Sondervorteile oder ein Gründungslohn werden nicht gewährt.	(1)	No special advantages or gratifications for formation shall be granted.
(2)	Der Gründungsaufwand ist von der Gesellschaft zu tragen. Der Gründungsaufwand wird auf höchstens DM 10.000, — festgesetzt. Die voraussichtlichen Kosten berechnen sich wie folgt:	(2)	The costs of its formation shall be borne by the Company. Such costs are determined in a maximum amount of DM 10,000. The likely costs are as follows:
a)	Registergebühren: DM 1.600,00	a)	register costs DM 1,600.00
b)	Notargebühren: DM 900,00	b)	notary costs DM 900.00) other costs (attorney, tax advisor, and other)
c)	Sonstige Gebühren (Rechtsanwalt, Steuerberater, u.a.) DM 4.000,00	c)	DM 4,000.00
	DM 6.500,00		DM 6,500.00
3)	Durch die Gründung eventuell anfallende Steuern trägt auch im Innenverhältnis die Gesellschaft.	(3)	Any taxes that may be due in relation to its formation shall be borne by the Company itself, also internally (Innenverhältnis).